Pacific Life & Annuity Company [700 Newport Center Drive] [Newport Beach, CA 92660] A Stock Company
GUARANTEED INCOME ANNUITY (GIA) RIDER
Pacific Life & Annuity Company has issued this Rider as a part of the annuity Contract to which it is attached. Please read it carefully.
All provisions of the Contract that do not conflict with this Rider apply to this Rider. In the event of any conflict between the provisions of this Rider and the provisions of the Contract, the provisions of this Rider shall prevail over the provisions of the Contract.
The provisions of this Rider relate only to the GIA Annuity Option, and do not impact any of the other Annuity Options described in the Contract.
This Rider provides a minimum income benefit upon full annuitization of the Contract by establishing a benefit base and applying such benefit base to the guaranteed annuity rates contained in this Rider. The benefit base is established for the sole purpose of determining the minimum income benefit and is not used in calculating the cash surrender benefit, or other guaranteed paid-up annuity benefits.
By adding this Rider to the Contract, you agreed to certain allocation limitations and investment alternatives in which you may invest while this Rider is in effect. These requirements may include, but are not limited to, maximum Purchase Payment allocation limits to certain Variable Investment Options or on certain allowable fixed-rate General Account Investment Options that are outside of any asset allocation model, but participate in the Asset Allocation Program; exclusion of certain Investment Options; required minimum Purchase Payment allocations and restrictions on transfers to or from certain Investment Options. These restrictions and limitations are summarized in Appendix A which is a part of this Rider. These requirements apply to the entire Contract Value.
The numeric examples contained in this Rider are based on certain assumptions. They have been provided to assist in understanding the benefits provided by this Rider and to demonstrate how Purchase Payments received and withdrawals made from the Contract prior to the Annuity Date affect the values and benefits under this Rider over an extended period of time.

Definition of Terms — Unless redefined in this Rider, the terms defined in the Contract will have the same meaning when used in this Rider.
Guaranteed Income Annuity (GIA) — You have purchased a Guaranteed Income Annuity (GIA) Rider. Subject to the terms and conditions described herein, this Rider adds an Annuity Option to the Contract called the “GIA Annuity Option”.
This Rider may be purchased on the Contract Date or on any subsequent Contract Anniversary, provided:

(a)	the age of each Annuitant is 80 years or younger on the date of purchase; and

(b)	the entire Contract Value is invested according to an Asset Allocation Program established and maintained by us for this Rider.
The date of purchase is the Rider Effective Date as shown on Page 5.
GIA Annual Charge — An annual charge for expenses related to this Rider will be deducted from the Investment Options on a proportionate basis relative to the Account Value in each such option.
The annual charge is deducted, in arrears, on each Contract Anniversary that this Rider remains in effect. The annual charge is equal to 0.50% multiplied by the greater of the Guaranteed Income Base or the Contract Value on the day the charge is deducted.
If this Rider terminates on a Contract Anniversary, the entire annual charge for the prior Contract Year will be deducted from the Contract Value on that Contract Anniversary.
If the Rider terminates prior to a Contract Anniversary, we will prorate the annual charge. The prorated amount will be based on the greater of the Guaranteed Income Base or the Contract Value as of the day the Rider terminates. Such prorated amount will be deducted from the Contract Value on the earlier of the day the Contract terminates or the Contract Anniversary immediately following the day the Rider terminates.
We will waive the annual charge if the Rider terminates as a result of the death of an Owner or sole surviving Annuitant, or upon full annuitization of the Contract.
Any portion of the annual charge we deduct from any of our fixed-rate General Account Investment Options (if available under the Contract) will not be greater than the annual interest credited in excess of that option’s minimum guaranteed interest rate.
GIA Annuity Option — While this Rider is in effect and in lieu of the Annuity Options described in the Contract, you may, prior to the Annuity Date, elect to have annuity payments made under the GIA Annuity Option, provided this Rider has been in effect for at least ten (10) years from the Rider Effective Date.
If you elect this option, any withdrawal charge (if applicable) that would otherwise be waived in connection with a conversion to an Annuity Option as described in the Contract will apply.
Annuity payments under this option will be paid in fixed dollar amounts under any one of the payment methods described below:
•	Life Only — Periodic payments are made to the designated payee during the Annuitant’s lifetime. Payments stop when the Annuitant dies.

•	Joint and Survivor Life — Periodic payments are made to the designated payee during the lifetime of the Primary Annuitant. After the death of the Primary Annuitant, periodic payments are based on the life of the secondary Annuitant named in the election if, and so long as, such secondary Annuitant lives. Payments made based on the life of the secondary Annuitant may be in installments equal to 50%, 66-2/3% or 100% (as specified in the election) of the original payment amount payable during the lifetime of the Primary Annuitant. If you elect a reduced payment based on the life of the secondary Annuitant, annuity payments will be equal to 50% or 66-2/3% of the original payment payable during the lifetime of the Primary Annuitant. Payments stop when both Annuitants have died.

Application of Net Amount — On the Annuity Date, we will apply the net amount as a single premium, based on the payment method chosen under the GIA Annuity Option provision, and the age and sex of each Annuitant, under the appropriate annuity rates contained in this Rider.
The net amount applied as a single premium on the Annuity Date is equal to the greater of: (a) the Guaranteed Income Base on that day; or (b) the GIA Step-Up Value on that day; less any:
•	applicable withdrawal charges resulting from the conversion to the GIA Annuity Option;

•	applicable annual charges for expenses related to other optional benefit riders attached to the Contract that are in effect as of the Annuity Date; and

•	charges for premium taxes and/or other taxes.
The net amount applied will be held in our General Account.
Initial Values — The Guaranteed Income Base, GIA Withdrawal Base, GIA Withdrawal Amount and GIA Step-Up Value are values used in determining the net amount applied on the Annuity Date to provide payments under the GIA Annuity Option.
These initial values are determined on the Rider Effective Date as follows:
•	If this Rider is effective on the Contract Date, the Guaranteed Income Base and GIA Withdrawal Base are equal to the Initial Purchase Payment.

•	If this Rider is effective on a Contract Anniversary, the Guaranteed Income Base and GIA Withdrawal Base are equal to the Contract Value on that day.

•	The GIA Withdrawal Amount for the Contract Year beginning on the Rider Effective Date is equal to 5% of the GIA Withdrawal Base.

•	The GIA Step-Up Value is equal to the Contract Value on the Rider Effective Date.
The GIA Withdrawal Base and GIA Withdrawal Amount after the Rider Effective Date are recalculated only on each subsequent Contract Anniversary.
Subsequent Values — The Guaranteed Income Base, GIA Withdrawal Base, GIA Withdrawal Amount and GIA Step-Up Value after the Rider Effective Date are determined under their respective provisions that follow.
Guaranteed Income Base — On any day after the Rider Effective Date, the Guaranteed Income Base is equal to:
•	the Guaranteed Income Base on the prior day, multiplied by a daily factor of 1.000133680, which is equivalent to increasing the Guaranteed Income Base at an annual growth rate of 5%; plus

•	Purchase Payments received by us on that day; less

•	adjustments for withdrawals made on that day.
The adjustment for each withdrawal is calculated by multiplying the Guaranteed Income Base immediately prior to the withdrawal by the percentage decrease in Contract Value as a result of the withdrawal. (See Example #3 under the Sample Calculations section of this Rider.)
However, on each Contract Anniversary after the Rider Effective Date, if there is at least one withdrawal during the prior Contract Year and the cumulative withdrawals for that Contract Year do not exceed the sum of:

(a)	the GIA Withdrawal Amount for that Contract Year, and

(b)	any remaining dollar amount of the prior Contract Year’s GIA Withdrawal Amount;

the Guaranteed Income Base as of that Contract Anniversary will be reset to equal:
•	the Guaranteed Income Base on the Rider Effective Date or prior Contract Anniversary, whichever is later, increased at an annual growth rate of 5%; plus

•	the amount of any subsequent Purchase Payments received by us during the prior Contract Year, each increased at an annual growth rate of 5% from the effective date of that Purchase Payment; less

•	the amount of cumulative withdrawals during the prior Contract Year.
(See Example #4 under the Sample Calculations section of this Rider.)
The 5% annual growth rate will stop accruing as of the earlier of:
•	the Contract Anniversary prior to the youngest Annuitant’s 81st birthday; or

•	the day this Rider terminates.
GIA Withdrawal Base — On each Contract Anniversary after the Rider Effective Date, the GIA Withdrawal Base is equal to:
•	the GIA Withdrawal Base determined on the Rider Effective Date; plus
•	the amount of any subsequent Purchase Payments received by us after the Rider Effective Date, up through the day immediately prior to that Contract Anniversary.
GIA Withdrawal Amount — On each Contract Anniversary after the Rider Effective Date, the GIA Withdrawal Amount for the Contract Year beginning on that Contract Anniversary is equal to 5% of the GIA Withdrawal Base as of that Contract Anniversary.
Withdrawals taken from the Contract will be measured against the GIA Withdrawal Amount established for the Contract Year. If cumulative withdrawals during the Contract Year do not exceed the GIA Withdrawal Amount established for that Contract Year, any remaining dollar amount of the GIA Withdrawal Amount not withdrawn will be carried-over to the next Contract Year only and will be used together with the GIA Withdrawal Amount established for that year.
On the last day of the current Contract Year, any remaining dollar amount of the GIA Withdrawal Amount that was carried over from the prior Contract Year and that has not been withdrawn, will cease to be carried over to any subsequent Contract Year. Any remaining dollar amount of the GIA Withdrawal Amount established at the beginning of the current Contract Year not withdrawn, will be carried over to the next Contract Year only. (See Examples #2, #3 and #4 under the Sample Calculations section of this Rider.)
GIA Step-Up Value — On any day after the Rider Effective Date, the GIA Step-Up Value is equal to:
•	the GIA Step-Up Value as of the prior day, plus

•	Purchase Payments received by us on that day, less

•	adjustment for withdrawals made on that day.
The adjustment for each withdrawal is calculated by multiplying the GIA Step-Up Value immediately prior to the withdrawal by the percentage decrease in Contract Value as a result of the withdrawal. (See Example #3 under the Sample Calculations section of this Rider.)
On any Contract Anniversary after the Rider Effective Date and prior to the youngest Annuitant’s 81st birthday, the GIA Step-Up Value is set equal to the greater of:

(a)	the Contract Value as of that Contract Anniversary; or

(b)	the GIA Step-Up Value immediately prior to that Contract Anniversary.
The GIA Step-Up Value on each Contract Anniversary on and after the youngest Annuitant’s 81st birthday is equal to the GIA Step-Up Value immediately prior to that Contract Anniversary.

Limitation on Subsequent Purchase Payments — For purposes of this Rider, in no event may any Purchase Payment received on and after the first (1st) Contract Anniversary, measured from the Rider Effective Date, result in the total of all Purchase Payments received after that Contract Anniversary to exceed $100,000, without our prior approval.
Partial Annuitization of Net Contract Value — Any portion of the Net Contract Value converted to provide payments under any one of the Annuity Options described in the Contract, will be considered a “withdrawal” for purposes of determining withdrawal adjustments to the Guaranteed Income Base and GIA Step-Up Value.
Applicability of Rates — The annuity rates contained in this Rider will be used to provide a guaranteed monthly income for each $1,000 of net amount applied.
For some Qualified Plans, the use of sex-distinct income factors are prohibited. For those Qualified Plans, we use blended unisex income factors for life payment options for both male and female Annuitants.
Basis of Computations — The actuarial basis for the annuity rates contained in this Rider is the 1996 US Annuity 2000 Mortality Table, age set back eight (8) years with interest at an effective annual rate of 2.0%.
Rates Not Shown — Any rates and/or ages not shown in the tables contained in this Rider will be provided by the Company upon request.
Continuation of Rider if Surviving Spouse Continues Contract — If the Owner dies while this Rider is in effect and if the surviving spouse of the deceased Owner elects to continue the Contract in accordance with its terms, then the provisions of this Rider will continue, unless otherwise terminated.
Termination of Rider — Except as otherwise provided under the Continuation of Rider if Surviving Spouse Continues Contract provision of this Rider, this Rider will automatically terminate upon the earliest to occur of one of the following events:

(a)	the day following the end of our thirty (30) day advance written notice to the Owner of an involuntary transaction causing all or a portion of the Contract Value to be allocated outside of the Asset Allocation Program and no instructions to remedy are received by us at our Service Center within such thirty (30) day period (see Termination of Asset Allocation Program provision in Appendix A);

(b)	the day we receive notification from you to terminate this Rider;

(c)	the day of the first death of an Owner or the date of death of the sole surviving Annuitant;

(d)	the day the Contract is terminated in accordance with the provisions of the Contract; or

(e)	the Annuity Date.
Rider Effective Date — This Rider is effective as of the Contract Date, unless a later date is shown below.
  Rider Effective Date: [Date]
All other terms and conditions of the Contract remain unchanged by this Rider.
PACIFIC LIFE & ANNUITY COMPANY
Chairman and Chief Executive Officer Secretary

GUARANTEED INCOME ANNUITY (GIA) RIDER
GIA ANNUITY OPTION TABLES
LIFE ONLY

Age	Male Rates	Female Rates	Unisex Rates
30	2.41	2.32	2.37
35	2.52	2.42	2.47
40	2.66	2.54	2.60
45	2.83	2.69	2.76
50	3.05	2.87	2.96
55	3.32	3.10	3.21
60	3.65	3.38	3.52
65	4.09	3.76	3.92
70	4.67	4.25	4.46
75	5.47	4.92	5.19
80	6.58	5.88	6.22
85	8.11	7.28	7.69
90	10.25	9.37	9.80
95	13.21	12.46	12.83

JOINT LIFE WITH 100% SURVIVOR LIFE
Primary Annuitant
Male Age

		60	65	70	75	80	85

	60	3.07	3.16	3.24	3.29	3.33	3.35
Female	65	3.21	3.35	3.48	3.57	3.64	3.69
Age	70	3.34	3.54	3.73	3.90	4.02	4.11
	75	3.44	3.70	3.98	4.24	4.46	4.63
	80	3.52	3.84	4.20	4.58	4.94	5.26
	85	3.57	3.93	4.37	4.88	5.42	5.94

Primary Annuitant
Unisex Age

		60	65	70	75	80	85

	60	3.08	3.19	3.29	3.37	3.43	3.46
Unisex	65	3.19	3.37	3.52	3.65	3.75	3.82
Age	70	3.29	3.52	3.75	3.95	4.12	4.25
	75	3.37	3.65	3.95	4.26	4.54	4.77
	80	3.43	3.75	4.12	4.54	4.96	5.36
	85	3.46	3.82	4.25	4.77	5.36	5.96

GUARANTEED INCOME ANNUITY (GIA) RIDER
GIA ANNUITY OPTION TABLES
JOINT LIFE WITH 66 2/3% SURVIVOR LIFE
Primary Annuitant
Male Age

		60	65	70	75	80	85

	60	3.24	3.42	3.60	3.79	3.98	4.17
Female	65	3.34	3.57	3.80	4.04	4.28	4.51
Age	70	3.43	3.70	4.00	4.31	4.62	4.92
	75	3.51	3.82	4.18	4.58	5.00	5.41
	80	3.56	3.92	4.34	4.84	5.39	5.95
	85	3.60	3.98	4.47	5.06	5.76	6.52

Primary Annuitant
Unisex Age

		60	65	70	75	80	85

	60	3.21	3.41	3.61	3.82	4.03	4.24
Unisex	65	3.30	3.53	3.79	4.05	4.32	4.59
Age	70	3.37	3.64	3.96	4.29	4.65	5.00
	75	3.42	3.74	4.11	4.53	4.99	5.46
	80	3.46	3.80	4.23	4.74	5.32	5.96
	85	3.48	3.85	4.32	4.90	5.62	6.44

JOINT LIFE WITH 50% SURVIVOR LIFE
Primary Annuitant
Male Age

		60	65	70	75	80	85

	60	3.33	3.56	3.82	4.11	4.42	4.74
Female	65	3.42	3.68	3.99	4.32	4.69	5.07
Age	70	3.49	3.79	4.15	4.55	4.99	5.46
	75	3.54	3.89	4.30	4.78	5.32	5.90
	80	3.58	3.96	4.42	4.99	5.65	6.38
	85	3.61	4.01	4.52	5.16	5.94	6.86

Primary Annuitant
Unisex Age

		60	65	70	75	80	85

	60	3.28	3.52	3.79	4.09	4.42	4.78
Unisex	65	3.35	3.62	3.93	4.29	4.68	5.10
Age	70	3.40	3.71	4.07	4.49	4.96	5.48
	75	3.44	3.78	4.19	4.68	5.25	5.89
	80	3.47	3.83	4.28	4.85	5.52	6.31
	85	3.49	3.87	4.35	4.97	5.76	6.71

GUARANTEED INCOME ANNUITY (GIA) RIDER
SAMPLE CALCULATIONS
The numeric examples shown in this section are based on certain assumptions. They have been provided to assist in understanding the benefits provided by this Rider and to demonstrate how Purchase Payments received and withdrawals made from the Contract prior to the Annuity Date affect the values and benefits under this Rider over an extended period of time. These examples are not intended to serve as projections of future investment returns.
Example #1 — The initial values on the Rider Effective Date based on an Initial Purchase Payment of $100,000. The Initial Purchase Payment is assumed to be the Contract Value if the Rider Effective Date is on a Contract Anniversary.
Contract GIA Dollar Purchase Value Guaranteed GIA GIA Withdrawal Amount of Contract Payments Withdrawal after Income Base Step-Up GIA Withdrawal ; Amt. (GWA) Prior Year’s Years Received Amount Activity (GIB) Value Base (GWB) (5% of GWB) GWA Beginning of Year 1 $100,000 $100,000 $100,000 $100,000 $100,000 $5,000 N/A
Example #2 — Subsequent Purchase Payment received during the first Contract Year and its effect on the values and balances under this Rider. This example assumes that no withdrawals have been made.
GIA GIA Withdrawal Remaining Dollar Contract Purchase Payments Withdrawal Contract Value Guaranteed Step-Up GIA Withdrawal Amt. (GWA) Amount of Years Received Amount after Activity Income Base (GIB) Value Base (GWB) (5% of GWB) Prior Year’s GWA Beginning of Year 1 $100,000 $100,000 $100,000 $100,000 $100,000 $ 5,000 N/A Activity $100,000 $200,742 $201,227 $200,000 Beginning of Year 2 $205,242 $208,727 $205,242 $200,000 $10,000 $5,000
In addition to Purchase Payments, the Contract Value is further subject to increases and/or decreases during a Contract Year as a result of additional amounts credited, charges, fees and other deductions, and increases and/or decreases in the investment performance of the Variable Account.
The Guaranteed Income Base prior to receipt of the Purchase Payment is assumed to have accumulated to $101,227. This amount is derived by multiplying each day’s Guaranteed Income Base by the daily factor of 1.000133680. As a result of the subsequent Purchase Payment, the Guaranteed Income Base is increased to $201,227 ($101,227 + $100,000). The Guaranteed Income Base will assume to accumulate to $208,727 at the next Contract Anniversary, by multiplying each day’s Guaranteed Income Base immediately after receipt of the subsequent Purchase Payment by the daily factor of 1.000133680.
The GIA Step-Up Value prior to receipt of the Purchase Payment is $100,000. As a result of the subsequent Purchase Payment, the GIA Step-Up Value is increased to $200,000 ($100,000 + $100,000). On the Contract Anniversary at the beginning of Contract Year 2, the Contract Value ($205,242) is greater than the GIA Step-Up Value immediately prior to that Contract Anniversary ($200,000). As a result, the GIA Step-Up Value as of that Contract Anniversary is equal to the Contract Value on that Contract Anniversary ($205,242).
The GIA Withdrawal Base on the Contract Anniversary at the beginning of Contract Year 2 is equal to the GIA Withdrawal Base on the Rider Effective Date ($100,000) plus cumulative Purchase Payments received after the Rider Effective Date ($100,000). As a result of the subsequent Purchase Payment, the GIA Withdrawal Base on the Contract Anniversary at the beginning of Contract Year 2 is equal to $200,000 ($100,000 + $100,000).
The GIA Withdrawal Amount for Contract Year 2 is determined on the Contract Anniversary at the beginning of Contract Year 2, and is equal to 5% of the GIA Withdrawal Base on that Contract Anniversary (5% of $200,000). As a result of the subsequent Purchase Payment, the GIA Withdrawal Amount for Contract Year 2 is equal to $10,000.
Since no withdrawals were made during Contract Year 1, the GIA Withdrawal Amount for Contract Year 1 ($5,000) becomes the remaining dollar amount of the prior Contract Year’s GIA Withdrawal Amount for Contract Year 2.

GUARANTEED INCOME ANNUITY (GIA) RIDER
SAMPLE CALCULATIONS
Example #3 — Cumulative withdrawals during Contract Year 2 exceeding the sum of: (a) the GIA Withdrawal Amount for Contract Year 2; and (b) the remaining dollar amount of the prior Contract Year’s GIA Withdrawal Amount for Contract Year 2. The withdrawal is assumed to result in a 10% reduction in the Contract Value.
Purchase GIA GIA Withdrawal Remaining Dollar Contract Payments Withdrawal Contract Value Guaranteed Step-Up GIA Withdrawal &nb sp; Amt. (GWA ) Amount of Years Received Amount after Activity Income Base (GIB) Value Base (GWB) (5% of GWB) Prior Year’s GWA Beginning of Year 1 $100,000 $100,000 $100,000 $100,000 $100,000 $ 5,000 N/A Activity $100,000 $200,742 $201,227 $200,000 Beginning of Year 2 $205,242 $208,727 $205,242 $200,000 $10,000 $5,000 -$15,830 -$5,00 Activity $20,830 $187,468 $192,493 $184,717 = $0 = $0 Beginning of Year 3 $190,259 $197,247 $190,259 $200,000 $10,000 $ 0
Since the $20,830 withdrawal exceeded the sum of: (a) the GIA Withdrawal Amount for Contract Year 2; and (b) the remaining dollar amount of the prior Contract’s Year’s GIA Withdrawal Amount for Contract Year 2, the remaining dollar amount of the prior Contract Year’s GIA Withdrawal Amount for Contract Year 3 is zero. Withdrawals are first applied to the remaining dollar amount of the prior Contract Year’s GIA Withdrawal Amount, if any, until exhausted, then to the GIA Withdrawal Amount for the current Contract Year, until exhausted.
The GIA Withdrawal Amount for Contract Year 3 is determined on the Contract Anniversary at the beginning of Contract Year 3, and is equal to 5% of the GIA Withdrawal Base on that Contract Anniversary (5% of $200,000). As a result, the GIA Withdrawal Amount for Contract Year 3 is equal to $10,000. The GIA Withdrawal Amount for any Contract Year will not be less than zero.
Immediately after the withdrawal, the Guaranteed Income Base and the GIA Step-Up Value are reduced by the percentage decrease (10%) in Contract Value as a result of the withdrawal.
Since no subsequent Purchase Payments were received during Contract Year 2, the GIA Withdrawal Base at the beginning of Contract Year 3 remains unchanged.

GUARANTEED INCOME ANNUITY (GIA) RIDER
SAMPLE CALCULATIONS
Example #4 — Cumulative withdrawals during Contract Year 3 not exceeding the sum of: (a) the GIA Withdrawal Amount for Contract Year 3; and (b) the remaining dollar value of the prior Contract Year’s GIA Withdrawal Amount for Contract Year 3.
Purchase GIA GIA Withdrawal Remaining Dollar Contract Payments Withdrawal Contract Value Guaranteed Step-Up GIA Withdrawal &nb sp; Amt (GWA) Amount of Years Received Amount after Activity Income Base (GIB) Value Base (GWB) (5% of GWB) Prior Year’s GWA Beginning of Year 1 $100,000 $100,000 $100,000 $100,000 $100,000 $ 5,000 N/A Activity $100,000 $200,742 $201,227 $200,000 Beginning of Year 2 $205,242 $208,727 $205,242 $200,000 $10,000 $5,000 -$15,830 -$5,000 Activity $20,830 $187,468 $192,493 $184,717 = $0 = $0 Beginning of Year 3 $190,259 $197,247 $190,259 $200,000 $10,000 $ 0 -$8,000 -$0 Activity $ 8,000 $185,092 $193,744 $182,376 = $2,000 = $0 Beginning of Year 4 $187,848 $199,109 $187,848 $200,000 $10,000 $2,000
Because cumulative withdrawals for Contract Year 3 did not exceed the sum of: (a) the GIA Withdrawal Amount for Contract Year 3; and (b) the remaining dollar amount of the prior Contract Year’s GIA Withdrawal Amount for Contract Year 3, the Guaranteed Income Base on the Contract Anniversary at the beginning of Contract Year 4 is calculated as follows:

Guaranteed Income Base on the Contract Anniversary at the beginning of Contract Year 3:	$197,247
Increased at an annual rate of 5% to the Contract Anniversary at the beginning of Contract Year 4:	+ $9,862
Reduced by the amount equal to the amount withdrawn in Contract Year 3:	- $8,000

Guaranteed Income Base on the Contract Anniversary at the beginning of Contract Year 4:	$199,109
Since no subsequent Purchase Payments were received during Contract Year 3, the GIA Withdrawal Base at the beginning of Contract Year 4 remains unchanged.
The GIA Withdrawal Amount for Contract Year 4 is determined on the Contract Anniversary at the beginning of Contract Year 4, and is equal to 5% of the GIA Withdrawal Base on that Contract Anniversary (5% of $200,000). As a result, the GIA Withdrawal Amount for Contract Year 4 is equal to $10,000.
Because cumulative withdrawals for Contract Year 3 did not exceed the sum of: (a) the GIA Withdrawal Amount for Contract Year 3; and (b) the remaining dollar value of the prior Contract Year’s GIA Withdrawal Amount for Contract Year 3; the dollar amount of the GIA Withdrawal Amount for Contact Year 3 remaining ($2,000) becomes the remaining dollar amount of the prior Contract Year’s GIA Withdrawal Amount for Contract Year 4.

GUARANTEED INCOME ANNUITY (GIA) RIDER
SAMPLE CALCULATIONS
Example #5 — Rider values on each Contract Anniversary based on an Initial Purchase Payment of $100,000 paid on the Contract Date. The values further assume that no subsequent Purchase Payments are received and no withdrawals are taken during the first ten (10) Contract Years after the Rider Effective Date. The Initial Purchase Payment is assumed to be the Contract Value if the Rider is effective on a Contract Anniversary.

					GIA
Beginning			GIA		Withdrawal	Remaining Dollar
of Contract	Contract Value	Guaranteed	Step-Up	GIA Withdrawal	Amt. (GWA)	Amount of
Year	after Activity	Income Base (GIB)	Value	Base (GWB)	(5% of GWB)	Prior Year's GWA

1	$100,000	$100,000	$100,000	$100,000	$5,000	N/A
2	$103,000	$105,000	$103,000	$100,000	$5,000	$5,000
3	$106,090	$110,250	$106,090	$100,000	$5,000	$5,000
4	$109,273	$115,763	$109,273	$100,000	$5,000	$5,000
5	$112,551	$121,551	$112,551	$100,000	$5,000	$5,000
6	$115,927	$127,628	$115,927	$100,000	$5,000	$5,000
7	$112,450	$134,010	$115,927	$100,000	$5,000	$5,000
8	$109,076	$140,710	$115,927	$100,000	$5,000	$5,000
9	$105,804	$147,746	$115,927	$100,000	$5,000	$5,000
10	$102,630	$155,133	$115,927	$100,000	$5,000	$5,000
11	$99,551	$162,889	$115,927	$100,000	$5,000	$5,000
Example #6 — Rider values on each Contract Anniversary based on an Initial Purchase Payment of $100,000 paid on the Contract Date. The values further assume that no subsequent Purchase Payments are received and withdrawals of $5,000 are taken each Contract Year for the first ten (10) Contract Years after the Rider Effective Date. The Initial Purchase Payment is assumed to be the Contract Value if the Rider is effective on a Contract Anniversary.

					GIA
Beginning			GIA		Withdrawal	Remaining Dollar
of Contract	Contract Value	Guaranteed	Step-Up	GIA Withdrawal	Amt. (GWA)	Amount of
Year	after Activity	Income Base (GIB)	Value	Base (GWB)	(5% of GWB)	Prior Year's GWA

1	$100,000	$100,000	$100,000	$100,000	$5,000	N/A
2	$97,926	$100,000	$97,926	$100,000	$5,000	$0
3	$95,789	$100,000	$95,789	$100,000	$5,000	$0
4	$93,588	$100,000	$93,588	$100,000	$5,000	$0
5	$91,321	$100,000	$91,321	$100,000	$5,000	$0
6	$88,986	$100,000	$88,986	$100,000	$5,000	$0
7	$81,392	$100,000	$83,910	$100,000	$5,000	$0
8	$74,026	$100,000	$78,676	$100,000	$5,000	$0
9	$66,881	$100,000	$73,280	$100,000	$5,000	$0
10	$59,950	$100,000	$67,718	$100,000	$5,000	$0
11	$53,227	$100,000	$61,983	$100,000	$5,000	$0
Should the Contract annuitize immediately after the Rider has been in effect for at least ten (10) years and the GIA Annuity Option has been elected to provide such payments, the net amount applied on the Annuity Date as a single premium to provide the payments is equal to the greater of:

(a)	the Guaranteed Income Base; or

(b)	the GIA Step-Up Value; less any:

(c)	applicable withdrawal charges resulting from the conversion to the GIA Annuity Option;

(d)	applicable annual charges for expenses related to other optional benefit riders attached to the Contract that are in effect as of the Annuity Date; and

(e)	charges for premium taxes and/or other taxes.
Under Example #5, the net amount applied on the Annuity Date (the Contract Anniversary at the beginning of Contract Year 11) is equal to the Guaranteed Income Base ($162,889), as it is greater than the GIA Step-Up Value ($115,927) as of the Annuity Date, less the amounts in (c), (d) and (e) above, if any.
Under Example #6, the net amount applied on the Annuity Date (the Contract Anniversary at the beginning of Contract Year 11) is equal to the Guaranteed Income Base ($100,000), as it is greater than the GIA Step-Up Value ($61,983) as of the Annuity Date, less the amounts in (c), (d) and (e) above, if any.

GUARANTEED INCOME ANNUITY (GIA) RIDER
APPENDIX A — SUMMARY OF ASSET ALLOCATION PROGRAM
This summary outlines the general features of the Asset Allocation Program established and maintained by us and which operates in combination with optional riders requiring your participation in an Asset Allocation Program.
Asset Allocation Program — The Asset Allocation Program is a service we offer and maintain for use in combination with certain optional riders that are available with our variable annuity contracts. Asset allocation is the allocation of Purchase Payments among asset classes and involves decisions about which asset classes should be selected and how much of the total Contract Value should be allocated to each asset class. The theory of asset allocation is that diversification among asset classes can help reduce volatility over the long-term.
Asset Allocation Models — Currently, there are five (5) asset allocation models, each comprised of a selected combination of Investment Options. Asset allocation is a two-step process. First, an analysis is prepared to determine the break down of asset classes. Next, after the asset class exposures are known, a determination of how each Investment Option can be used to implement the asset class level allocations. The Investment Options are selected by evaluating the asset classes represented by that Investment Option and combining Investment Options to arrive at the desired asset class exposure. Based on this analysis, the Investment Options are selected in a manner intended to optimize returns for each model, given a particular level of risk tolerance. The current models and their asset class exposure are set out below.

Asset Class Exposure
Model A		Model B		Model C		Model D		Model E
Cash	[13%]	Cash	[6%]	Cash	[3%]	Cash	[3%]	Cash	[2%]
Bonds	[62%]	Bonds	[49%]	Bonds	[37%]	Bonds	[20%]	Bonds	[5%]
Domestic Stocks	[20%]	Domestic Stocks	[34%]	Domestic Stocks	[44%]	Domestic Stocks	[59%]	Domestic Stocks	[70%]
International Stocks	[5%]	International Stocks	[11%]	International Stocks	[16%]	International Stocks	[18%]	International Stocks	[23%]

Shorter Investment Horizon	Longer Investment Horizon

Lower Risk	Higher Risk

Less Volatile	More Volatile
Purchase Payment Allocations — Your Initial Purchase Payment (in the case of a new application) or Contract Value, as applicable, will be allocated to the Investment Options according to the asset allocation model you select. Subsequent Purchase Payments, if allowed under the Contract, will also be allocated accordingly, unless you instruct us otherwise in writing.
You may also allocate Purchase Payments to any allowable fixed-rate General Account Investment Option (if available under the Contract) only for purposes of dollar cost averaging (the periodic transfer of amounts) to the Investment Options within your asset allocation model. However, amounts transferred from any such allowable fixed-rate General Account Investment Option must be made over a period not to exceed twelve (12) months.
To maintain the Rider in full force and in effect during the Rider’s required holding period, the entire Contract Value must remain invested according to the Asset Allocation Program. Any portion of a Purchase Payment or Contract Value allocated outside of your asset allocation model to an Investment Option that is not an allowable option under the program, may terminate the Rider in addition to your participation in the program (see Termination of Asset Allocation Program provision of this Appendix A).
Rebalancing — If you choose, you can rebalance your Contract Value quarterly, semi-annually, or annually, to maintain the current allocations of your model, since changes in the net asset values of the underlying portfolios in each model will alter your asset allocation over time. This rebalancing option is independent of any other automatic rebalancing as a result of an annual analysis. If you also allocate part of your Purchase Payment or Contract Value to any allowable fixed-rate General Account Investment Option and you elect periodic rebalancing, such amounts will not be considered when rebalancing. Only the Investment Options within your model will be rebalanced.

GUARANTEED INCOME ANNUITY (GIA) RIDER
APPENDIX A — SUMMARY OF ASSET ALLOCATION PROGRAM
Annual Analysis — Each of the asset allocation models are evaluated annually to assess whether the combination of Investment Options within each model should be changed to better seek to optimize the potential return for the level of risk tolerance intended for the model. As a result of the periodic analysis, each model may change and Investment Options may be added to a model (including Investment Options not currently available), or Investment Options may be deleted from a model.
Annual Updates — When your asset allocation model is updated, we will reallocate your Contract Value (and subsequent Purchase Payments, if applicable) in accordance with any changes to the model you have selected. This means the allocation of your Contract Value, and potentially the Investment Options in which you are invested, will automatically change and your Contract Value (and subsequent Purchase Payments, if applicable) will be automatically reallocated among the Investment Options in your updated model (independently of any automatic rebalancing you may have selected). We require that you grant us discretionary investment authority to periodically reallocate your Contract Value (and subsequent Purchase Payments, if applicable) in accordance with the updated version of the asset allocation model you have selected.
Notice of Automatic Updates — We will send you written notice of the updated asset allocation models at least thirty (30) days in advance of the date we intend the updated version of the model to be effective. You should carefully review these notices. If you wish to accept the changes in your selected model, you will not need to take any action, as your Contract Value (or subsequent Purchase Payments, if applicable) will be reallocated in accordance with the updated model automatically, provided you have granted us discretionary investment authority (see Annual Updates provision of this Appendix A).
If you do not wish to accept the changes to your selected model, you can change to a different model (see Change in Asset Allocation Model provision of this Appendix A) or withdraw from the Asset Allocation Program (see Termination of Asset Allocation Program provision of this Appendix A).
Change of Asset Allocation Model — You may change your asset allocation model selection at any time with a proper written request or by electronic instructions provided a valid electronic authorization is on file with us. You should consult with your registered representative to assist you in determining which model is best suited to your financial needs, investment time horizon, and is consistent with your risk comfort level. You should periodically review those factors to determine if you need to change models to reflect such changes.
Termination of Asset Allocation Program — You may terminate your Rider and/or your participation in the Asset Allocation Program at any time with a proper written request or by electronic instructions, provided a valid electronic authorization is on file with us. If you terminate the Rider only, you may choose to continue your participation in the Asset Allocation Program without the benefits of the Rider. If you terminate participation in the program, your Rider will also terminate.
You may cause an involuntary termination of both the Rider and your participation in the Asset Allocation Program upon the occurrence of any one of the following events:

(a)	you allocate any portion of your Purchase Payments or transfer any portion of the Contract Value to an Investment Option that is not currently included in your model or that is not an allowable transfer under the program;

(b)	you allocate any portion of your Purchase Payments or transfer any portion of the Contract Value to any fixed-rate General Account Investment Option (if available under the Contract) that is not an allowable option or an allowable transfer under the program; or

(c)	you change the allocation percentages of your current asset allocation model.
We will send you written notice in the event any transaction described in subparagraphs (a) through (c) above occurs. You may, within thirty (30) days after the date of our notice, direct us to take appropriate corrective action necessary to continue the Rider in effect and your participation in the Asset Allocation Program. If no instructions to remedy are received by us at our Service Center within the thirty (30) day period from the date of our written notice, we will terminate the Rider and your participation in the program effective on the day following the end of the thirty (30) day period.